UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 20, 2014

ATLANTIC TELE-NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12593	47-0728886
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

600 Cummings Center

Beverly, MA 01915
(Address of principal executive offices and zip code)

(978) 619-1300
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2014, Barry C. Fougere joined Atlantic Tele-Network, Inc. (the “Company”) as Senior Vice President of Business Operations. Prior to joining the Company, Mr. Fougere, age 49, served as the President of Sunapee Advisors and interim Chief Executive Officer at BroadStar Wind Systems, LP, a developer of renewable energy products and services.  Previously, Mr. Fougere was the Chief Executive Officer of BigBelly Solar in the waste and recycling sector and of Colubris Networks, a developer of wireless networking systems that was acquired by HP .  He has also served as a Partner with A.T.Kearney, Cambridge Strategic Management Group and Heidrick & Struggles. Mr. Fougere received a B.S. degree from Worcester Polytechnic Institute, a Masters in Mechanical Engineering from Rensselaer Polytechnic Institute and a dual M.B.A. and Masters in Engineering Management from Northwestern University.

Mr. Fougere will receive an initial annual base salary of $255,000. In addition, Mr. Fougere will receive a one-time signing bonus of $20,000 and will be eligible to receive an initial annual performance bonus targeted at 50% of his base salary. Mr. Fougere will receive an initial equity award worth approximately $450,000 subject to vesting and other provisions, and will be eligible for future annual awards as and when considered for other executives. Mr. Fougere will also be entitled to participate in the Company’s medical, dental, 401(k) and other standard benefit plans generally available to Company employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC TELE-NETWORK, INC.

	By:	/s/ Justin D. Benincasa
Justin D. Benincasa
Chief Financial Officer

Dated: May 22, 2014